EXHIBIT 4.6

CHC HELICOPTER CORPORATION

EMPLOYEE SHARE OPTION PLAN
(as amended and restated as of September 28, 2006)

1.           Purpose

The purpose of the Plan is to encourage participants to promote the financial interests, growth and development of the Corporation by providing them with the opportunity through share options to acquire a proprietary interest in the Corporation; to recognize the contribution of participants to the success of the Corporation and to encourage participants to remain in the service of the Corporation.

2.           Definitions

Wherever used in the Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

“Board of Directors” means the board of directors of the Corporation;

“Chairman” means the chairman of the Board of Directors;

“Chief Executive Officer” means the chief executive officer of the Corporation;

“Class B Shares” means the Class B multiple voting shares in the capital stock of the Corporation;

“Compensation Committee” means the committee of the Board of Directors, which may be the executive committee of the Board of Directors, appointed from among their number to administer the Plan;

“Corporation” means CHC Helicopter Corporation, a corporation incorporated under the laws of Canada, and any successor or continuing corporation resulting from the amalgamation of the Corporation with any other company or resulting from any other form of corporate reorganization;

“director” means an individual who is a duly elected director of the Corporation;

“employee” means an individual who is an officer or a bona fide, regular, full-time employee of the Corporation or any Subsidiary and is determined by the Compensation Committee upon the advice of the Chairman and Chief Executive Officer to be eligible to participate in the Plan;

“insider” means: (a) an insider as defined in the Securities Act (Ontario), other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of the Corporation; and (b) an associate of any person who is an insider by virtue of (a);

“non-management director: means an individual who is a duly elected director of the Corporation, but is not an employee of the Corporation;

“Option” or “Options” means an option or options to purchase authorized but unissued Shares granted or issued pursuant to the Plan;

“Option Agreement” means the written agreement between the Corporation and an optionee relating to an Option granted under the Plan, which agreement shall contain such terms and conditions as may be provided by the Compensation Committee upon the advice of the Chairman and Chief Executive Officer. The terms and conditions of each Option Agreement need not be identical;

“Optioned Shares” means the Shares reserved for issue under the Plan;

“optionee” means an employee who has been granted an option or options pursuant to the Plan;

“outstanding issue” means the total number of Shares plus Class B Shares issued and outstanding at the date of calculation (excluding any such shares issued pursuant to share compensation arrangements during the 12-month period prior to the date of calculation);

“Plan” means this amended and restated CHC Helicopter Corporation Employee Share Option Plan, as it may from time to time be amended;

“Shares” means the Class A subordinate voting shares in the capital stock of the Corporation;

“Subsidiary” means any corporation of which shares carrying more than 50% of the votes attached to all outstanding voting shares are owned, directly or indirectly, by or for the Corporation, provided that the ownership of such shares confers the right to elect at least a majority of the board of directors of such corporation and includes any corporation in like relation to a Subsidiary;

The masculine gender shall include the feminine gender and the singular shall include the plural and vice versa unless the context otherwise requires.

3.        Number of Shares Available Under Plan

(a) Options may be granted by the Corporation from time to time to optionees. The current maximum number of Shares issuable pursuant to the Plan from and after January 1, 1996 is set out in Appendix A. Subject to the limitations set out in paragraph 3(b) and subject to any required shareholder and regulatory approvals, the Board of Directors may from time to time in its discretion amend the Plan to change the maximum number of Shares issuable pursuant to the Plan.

(b)           Notwithstanding anything else in the Plan, at no time shall:

(i)
the aggregate number of Optioned Shares (subject to adjustment as provided in subparagraphs 5(h) and (i)), together with the number of Shares and Class B Shares reserved for issuance under any other share compensation arrangements of the Corporation, result in the number of Shares reserved for issuance pursuant to stock options exceeding 20% of the outstanding issue;

(ii)
the number of Optioned Shares reserved for issuance to any one person (subject to adjustment as provided in subparagraphs 5(h) and (i)), exceed 5% of the outstanding issue on the date of the most recent grant of Options to such person;

(iii)
the aggregate number of Shares issued within a one-year period pursuant to the exercise of Options, together with the number of Shares and Class B Shares issued within such period under any other share compensation arrangements of the Corporation, exceed 20% of the outstanding issue;

(iv)
the aggregate number of Optioned Shares reserved for issuance to insiders of the Corporation, together with the number of Shares and Class B Shares reserved for issuance to such persons under any other share compensation arrangements of the Corporation, exceed 10% of the outstanding issue;

(v)
the aggregate number of Shares issued within a one-year period to insiders of the Corporation pursuant to the exercise of Options, together with the number of Shares and Class B Shares issued within such period to such persons under any other share compensation arrangements of the Corporation, exceed 10% of the outstanding issue; or

(vi)
the aggregate number of Shares issued within a one-year period to any one insider of the Corporation and that insider’s associates (as defined in the Securities Act (Ontario)) pursuant to the exercise of Options, together with the number of Shares and Class B Shares issued within such period to such persons under any other share compensation arrangements of the Corporation, exceed 5% of the outstanding issue.

(c)           For the purposes of clauses (b)(iv), (v) and (vi), Shares issued or Options granted to a person prior to the person becoming an insider may be excluded in determining the number of Shares issuable to insiders.

(d)           If any Option granted under the Plan shall terminate, expire or, with the consent of the optionee, be cancelled as to any Shares, new Options may thereafter be granted covering such Shares.

4.        Administration

(a) This Plan shall be administered and interpreted by the Compensation Committee provided, however, that the Board of Directors may exercise any powers reserved herein for the Compensation Committee.

(b)           Subject to the provisions of the Plan, the Compensation Committee, upon the advice of the Chairman and Chief Executive Officer, shall have the power to:

(i)              determine and designate from time to time those optionees to whom Options are to be granted and the number of Shares to be optioned to each such optionee; and

(ii)             determine the time or times when, and the manner in which each Option shall be exercisable and the duration of the exercise period.

(c)           Effective March 3, 2003 the Plan has been amended to make non-management directors of the Corporation ineligible to receive Options granted under the Plan. Options granted to non-management directors prior to this date will continue to be administered in accordance with the terms and conditions of the Option Agreement and this Plan.

(d)           An optionee may, if the optionee is otherwise eligible, be granted an additional Option or Options under the Plan or any other option or purchase plans of the Corporation if the Compensation Committee shall so determine.

(e)           The Compensation Committee may interpret the Plan, prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and make such other determinations and take such other action as it deems necessary or advisable. Without limiting the generality of the foregoing sentence, the Compensation Committee may, in its discretion, treat all or any portion of any period during which an optionee is on an approved leave of absence from the Corporation or a Subsidiary as a period of employment of such optionee by the Corporation or such Subsidiary, as the case may be, for the purpose of accrual of such optionee’s rights under Options. Any interpretation, determination or other action made or taken by the Compensation Committee shall be final, binding and conclusive.

5.           Terms and Conditions

Each Option granted under the Plan shall be evidenced by an agreement, in a form approved by the Board of Directors, which shall be subject to the following express terms and conditions and to such other terms and conditions as the Board of Directors may deem appropriate:

(a)           Option Period. Each Option Agreement shall specify the period for which the Option thereunder is exercisable (which in no event shall exceed ten years from the date of grant) and shall provide that the Option shall expire at the end of such period.

(b)           Option Price. The option price per Share shall be determined by the Compensation Committee at the time any Option is granted, but in no event shall such price be less than the price of the last board lot of Shares sold on The Toronto Stock Exchange on the last business day prior to the day the Option is granted on which a board lot of Shares traded on The Toronto Stock Exchange.

(c)           Exercise of Option. The Compensation Committee may determine and impose conditions and restrictions on the exercise of Options and such conditions and restrictions may relate to, without limiting the generality of the foregoing, the length of time an optionee has been employed by the Corporation or the financial performance and condition of the Corporation. An Option, or any portion thereof, may be exercised by delivering to the Corporation a written notice of exercise specifying the number of Shares with respect to which the Option is being exercised and accompanied by payment in full of the option price of the Shares.

(d)           Payment of Option Price Upon Exercise. The purchase price of the Shares for which an Option shall be exercised shall be paid in cash or by certified cheque to the Corporation at the time of exercise.

(e)           Exercise in the Event of Death or Termination of Employment or Directorship. The Options granted under the Plan shall expire on the date so established by the Compensation Committee but in no event later than the tenth anniversary of the date the Option was granted. In the event of termination of employment or directorship as a result of retirement, disability or death, the optionee or his legal heirs, as the case may be, may exercise any outstanding Options, for four years after such date of termination, or until the normal expiry date of such Options, if earlier. In the event of termination of employment for any other reason except cause, the employee may continue to exercise any outstanding Options, to the extent they were exercisable on the date of termination, for 60 days following such termination, or until the normal expiry date of such Options, if earlier. In the event of termination of employment for cause, any outstanding Options will expire on the date of such termination. In the event of a director ceasing to be a director for any reason other than as a result of retirement, disability or death, the director may continue to exercise any outstanding Options, to the extent they were exercisable on the date of termination of directorship, for one year following such termination, or until the normal expiry date of such Options, if earlier. Notwithstanding this provision, the Board of Directors may, subject to any required approval of The Toronto Stock Exchange, approve a more liberal treatment of outstanding Options in individual cases involving termination of employment or directorship.

(f)           Non Transferability. No Option granted under the Plan shall be transferable or assignable other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an Option shall be exercisable only by such optionee.

(g)           Investment Representation and Regulation

(1)           Each Option Agreement may contain an agreement that, upon demand by the Compensation Committee for such representation, the optionee (or any person acting under subparagraph 5(e)) shall deliver to the Compensation Committee at the time of any exercise of an Option (i) a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof and (ii) an indemnification in favour of the Corporation in the event of any violation by such person of any law governing such Shares. Upon such demand, delivery of such representation prior to the delivery of any Shares issued upon exercise of an Option and prior to the expiration of the Option period shall be a condition precedent to the right of the optionee or such other person to purchase any Shares.

(2)           Each Option shall be subject to the requirement that if at any time the Compensation Committee shall determine, in its discretion, that the registration, qualification or other approval of or in connection with the Plan or the Shares covered thereby is necessary or desirable under any provincial or federal law, then such Option may not be exercised, in whole or in part, unless and until such registration, qualification or approval shall have been obtained free of any condition not acceptable to the Compensation Committee. The optionee shall, to the extent applicable, cooperate with the Corporation in relation thereto and shall have no claim or cause of action against the Corporation or any of its officers or directors as the result of any failure by the Corporation to take any steps to obtain any such registration, qualification or approval.

(3)        The granting of Options and the issuance of Shares under the Plan shall be carried out in compliance with applicable statutes and with regulations of governmental authorities and applicable stock exchanges.

(h)         Corporate Reorganization. In the case of a proposed merger, amalgamation, offer to purchase all of the outstanding Shares or Class B multiple voting shares of the Corporation or other corporate arrangement or reorganization, the Board of Directors may, in a fair and equitable manner, determine the manner in which all unexercised Options granted under the Plan shall be treated including, without limitation, requiring acceleration of the time for the exercise of such options by optionees.

(i)           Alterations in Shares. In the event of any subdivision, redivision, consolidation or change of Shares into a greater or lesser number of Shares, the Corporation shall deliver at the time of an Option being exercised pursuant to the terms of the Option Agreement, such greater or lesser number of Shares as would result from said subdivision, redivision, consolidation or change had such Option been exercised before such subdivision, redivision, consolidation or change.

(j)          Liquidation. In the event the shareholders of the Corporation shall adopt a plan of complete liquidation, all Options shall become immediately exercisable in full, notwithstanding that they were initially granted on an instalment basis.

(k)         No Rights as Shareholder. No optionee shall have any rights as a shareholder with respect to any Shares subject to his Option prior to the date of issuance to such optionee of a certificate or certificates for such Shares.

(l)           Dividends. Dividends will not be paid on Optioned Shares until the Option to purchase Shares has been exercised and a certificate representing such Shares has been issued.

(m)         No Rights to Continued Employment or Directorship. This Plan and any Option granted under the Plan shall not confer upon any optionee any right with respect to continuance of employment or directorship with the Corporation or any Subsidiary, nor shall they interfere in any way with the right of the Corporation or any Subsidiary by which an optionee is employed to terminate such optionee’s employment at any time in accordance with applicable law, or the right of shareholders to elect and remove directors.

(n)         Provincial Stock Savings Plans. If the Shares issuable upon the exercise of Options to optionees who are residents of a particular province qualify in any period for purposes of a provincial stock savings plan under the applicable provincial taxation legislation of such province, the Corporation shall so notify all such resident optionees, whereupon any such optionee who wishes to deposit pursuant to the applicable provincial taxation legislation some or all of the Shares issued to such optionee in such period under the Plan, shall so indicate in writing at the time of exercise of an Option or any part thereof.

6.           Amendment and Discontinuance

The Board of Directors may discontinue the Plan at any time, except that such discontinuance may not alter or impair any Option previously granted to an optionee under the Plan. The Board of Directors may amend the Plan at any time; provided, however that no such amendment may, without the consent of an optionee, adversely alter or impair any Option previously granted to such optionee. Any amendment to be made to this Plan or an Option, is subject to the prior approval of any applicable exchange and shareholders of the Corporation, if required by the rules of the applicable exchange. The Board shall have the power and authority to approve amendments relating to the Plan or a specific Option without further approval of the shareholders of the Corporation, to the extent that such amendments relate to, among other things:

(a)           altering the terms and conditions of vesting applicable to any Option or group of Options;

(b)	changing the termination provisions of an Option, provided that the change does not entail an extension beyond the original expiry date of such Option;

(c)           accelerating the expiry date;

(d)           the application of subsections 5(h), 5(i), 5(j) and 5(n) of the Plan;

(e)	amending the definitions contained within the Plan, clarifying any provision of the Plan and other amendments of a “clerical” nature; and

(f)
amending or modifying the mechanics of exercise of the Options, such as changing the form to be used to give notice of exercise, the person to whom the notice of exercise is to be directed and providing for a cashless method of exercising.

No amendment of the Plan may contravene the requirements of any applicable exchange or any securities commission or regulatory body to which the Plan or the Corporation is now or may hereafter be subject to.

7.           Proceeds from Sales of Shares

Any cash proceeds from the sale of Shares issued upon exercise of the Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board of Directors may determine.

8.           Previously Issued Options

Options outstanding as of the date hereof to purchase Class B multiple voting shares of the Corporation, which were previously granted or issued pursuant to the Plan (including any predecessor to the Plan), shall be governed by the Plan, mutatis mutandis, on the same terms and conditions as Options to purchase Shares.

APPENDIX A

CHC HELICOPTER CORPORATION
EMPLOYEE SHARE OPTION PLAN

Maximum Number of Shares which may be Issued

Maximum	Date set by Directors	Date approved by	Date approved by
Number		TSE	Shareholders

1,110,184	September 13, 1995	January 29, 1996	Not required

2,247,165	August 11, 1997	August 18, 1997	October 8, 1997

3,500,000(1)	April 10, 2002	May 1, 2002 (verbal), confirmed by letter May 13, 2002	September 26, 2002

(1) This number is adjusted to 7,000,000 following the Corporation’s 2 for 1 stock split on April 14, 2005.